WELLS FARGO

CONFIRMATION OF SWAP TRANSACTION

To:	Farmer Bros. Co. ("Counterparty")
Legal Entity Identifier (LEI):	5493006PMLETBTVJ3262
Attention:	Scott Lyon
Email:	slyon@farmerbros.com
From:	Wells Fargo Bank, N.A. ("Wells Fargo")
Legal Entity Identifier (LEI):	KB1H1DSPRFMYMCUFXT09
Phone:	704-410-5111
Fax:	1-844-879-8056
Email:	inboundconfirms1@wellsfargo.com
Wells Fargo Ref. No.:	42175470-1.2
Unique Swap Identifier (USI):	1030399337O1W000000000000000000000042175470
Swap Data Repository:	DTCC Data Repository, LLC
Date:	April 27, 2021

Dear Sir or Madam:

This confirms the terms and conditions of the Transaction described below entered into between Counterparty and Wells Fargo on the Trade Date specified below (the "Transaction") and constitutes a "Confirmation" as referred to in the ISDA Master Agreement specified below.

This Confirmation supplements, forms part of, and is subject to, the ISDA Master Agreement between Wells Fargo and Counterparty dated as of April 26, 2021, as amended and supplemented from time to time (the "ISDA Master Agreement"). All provisions contained or incorporated by reference in the ISDA Master Agreement will govern this Confirmation except as expressly modified herein.

The definitions and provisions contained in the 2006 ISDA Definitions, as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation. In the event of any inconsistency between those definitions and provisions and this Confirmation, this Confirmation will govern. Fixed Amounts and Floating Amounts for each applicable Payment Date hereunder will be calculated in accordance with the ISDA Definitions, and if any Fixed Amount and Floating Amount are due for the same Payment Date hereunder, then those amounts shall not be payable and instead the Fixed Rate Payer shall pay the positive difference, if any, between the Fixed Amount and the Floating Amount, and the Floating Rate Payer shall pay the positive difference, if any, between the Floating Amount and the Fixed Amount.

1. The terms of the particular Transaction to which the Confirmation relates are as follows:

Transaction Type:	Interest Rate Swap
Currency for Payments:	U.S. Dollars
Notional Amount:	USD 65,000,000.00
Term:	
Trade Date:	April 26, 2021
Effective Date:	April 12, 2021
Termination Date:	October 11, 2023, subject to adjustment in accordance with the Modified Following Business Day Convention.
Fixed Amounts:	
Fixed Rate Payer:	Counterparty
Fixed Rate Payer Period End Dates:	Monthly on the 11th of each month commencing May 11, 2021, through and including the Termination Date, subject to adjustment in accordance with the Modified Following Business Day Convention.
Fixed Rate Payer Payment Dates:	Monthly on the 11th of each month commencing May 11, 2021, through and including the Termination Date, subject to adjustment in accordance with the Modified Following Business Day Convention.
Business Day Convention:	Modified Following
Business Day:	London and New York
Fixed Rate:	2.4725%
Fixed Rate Day Count Fraction:	Actual/360
Floating Amounts:	
Floating Rate Payer:	Wells Fargo
Floating Rate:	For any Reset Date, the Floating Rate Option, except that if the Relevant Rate for a Reset Date is equal to or less than 0.00%, the Floating Rate for that Reset Date (exclusive of the Spread) shall be 0.00%.
Floating Rate Payer Period End Dates:	Monthly on the 11th of each month commencing May 11, 2021, through and including the Termination Date, subject to adjustment in accordance with the Modified Following Business Day Convention.
Floating Rate Payer Payment Dates:	Monthly on the 11th of each month commencing May 11, 2021, through and including the Termination Date, subject to adjustment in accordance with the Modified Following Business Day Convention.
Business Day Convention:	Modified Following
Business Day:	London and New York

Relevent Rate for initial Calculation Period:	Determined two London Banking Days prior to the Effective Date
Designated Maturity:	1 Month
Floating Rate Option:	USD-LIBOR-BBA
Spread:	None
Floating Rate Day Count Fraction:	Actual/360
Floating Rate determined:	Two London Banking Days prior to each Reset Date.
Reset Dates:	The first day of each Calculation Period.
Compounding:	Inapplicable
Rounding Convention:	5 decimal places per the ISDA Definitions.

2. The additional provisions of this Confirmation are as follows:

Calculation Agent: Per the ISDA Master Agreement, or if not specified, Wells Fargo

Payment Instructions: Wells Fargo: Please contact us for payment instructions

Counterparty: Per your standing payment instructions or debit authorization if provided to Wells Fargo, as relevant. If not provided, please contact us in order for payment to be made.

Wells Fargo Contacts: Settlement and/or Rate Resets:
Phone: 1-800-249-3865
Fax: 704-410-8511

Collateral:
Phone: 704-410-9218
Fax: 704-410-8515
Email: WellsFargoCollateralManagement@wellsfargo.com

Please quote transaction reference number.

Eligibility:

Each party represents that it is an "eligible contract participant" within the meaning of the Commodity Exchange Act (7 U.S.C. § 1 et seq), as amended by the Dodd Frank Wall Street Reform and Consumer Protection Act and as modified by 17 C.F.R. § 1.3. The ISDA Non-ECP Guarantor Exclusionary Terms available here: https://www.isda.org/a/OviDE/27666729-2-isdanon-ecpexclusionaryterms.pdf ("Exclusionary Terms") are incorporated by reference in this Confirmation and apply to the entry into this Transaction by the parties within the meaning of §2(e) of the Commodity Exchange Act. For the avoidance of doubt, the Exclusionary Terms will not apply, in respect of any guarantor, to any unwind, termination, transfer or other disposition of this Transaction, whether in whole or in part, to the extent this Transaction is lawfully guaranteed by such guarantor, whether or not such guarantor is an ECP (as defined in the Exclusionary Terms) when such unwind, termination, transfer or other disposition is agreed or effected.

Please confirm that the foregoing correctly sets forth the terms of our agreement by having your authorized signatory execute a copy of this Confirmation and returning it to us.

Very truly yours,
Wells Fargo Bank, N.A.

Mark Silke

By:____________________
Name: Mark Silke
Title: Authorized Signatory

Accepted and confirmed as of date first written above:
Farmer Bros. Co.

By: ____________________
Name: Scott Lyon
Title: VP Controller & Treasurer